Exhibit 3.1

ARTICLES OF AMENDMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal place of business at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation desires to amend its Charter as currently in effect.

SECOND: The Charter of the Corporation is hereby amended as follows:

A. Section 4.01 of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 4.01 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is Three Hundred Seventy Million (370,000,000), of which Three Hundred Fifty Million (350,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all said shares shall be Fifty-Five Million Dollars ($55,000,000). The Board of Directors shall have the authority to authorize the issuance of Common Stock or Preferred Stock from time to time in such amounts and for such consideration as the Board of Directors shall deem appropriate.

B: Section 7.02(b) of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

(b)      Notwithstanding any of the provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), the repeal or amendment of any provision of Section 5.02, Section 5.03(a), Section 5.04, Section 5.05 or this Section 7.02(b) shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of not less than 80% of the total number of votes entitled to be cast thereon.

THIRD: Immediately before the amendments herein, the Corporation had the authority to issue 220,000,000 total shares of capital stock, of which 200,000,000 shares of common stock having a par value of $0.10 per share and 20,000,000 shares of preferred stock having a par value of $1.00 per share were authorized. The aggregate par value of all shares of capital stock authorized immediately before the amendments was $40,000,000. As amended, the total number of authorized shares of stock of all classes, the number of shares of each class, the par value of each class of shares, and the aggregate par value of all shares of all classes is set forth above in Article SECOND, Part A.

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FOURTH: The description of each class of shares, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, was not changed by these Articles of Amendment.

FIFTH: The foregoing amendments to the Charter of the Corporation have been advised by the Board of Directors at a board meeting held on October 30, 2014 and adopted by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at a special meeting of stockholders held on March 27, 2015.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 1st day of April, 2015.

ATTEST:	OMEGA HEALTHCARE INVESTORS, INC.

/s/ Daniel J. Booth	By:	/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Secretary	Title: President and Chief Executive Officer

THE UNDERSIGNED, President and Chief Executive Officer of OMEGA HEALTHCARE INVESTORS, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: President and Chief Executive Officer